Exhibit 99.3

Note to the reader: Preliminary results for 2018-2019
The results published on June 21, 2019 regarding the fiscal year ended March 31, 2019 are preliminary. These results will be revised to reflect additional information obtained until the financial close. The final results will be presented in Public Accounts 2018-2019.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	March		April to March			March 2019 budget(1)
	2018	2019	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)	(2)
GENERAL FUND
Revenue
Own-source revenue	7 512	7 227	62 006	66 209	6.8	64 844	4.6
Federal transfers	1 554	1 681	20 072	20 938	4.3	20 999	4.6
Total revenue	9 066	8 908	82 078	87 147	6.2	85 843	4.6
Expenditure
Program spending	–8 623	–9 233	–72 428	–76 413	5.5	–76 869	6.1
Debt service	–580	–598	–7 148	–6 672	–6.7	–6 775	–5.2
Total expenditure	–9 203	–9 831	–79 576	–83 085	4.4	–83 644	5.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–1 158	–827	225	451	—	276	—
Health and social services and education networks(5)	–197	–102	–105	–80	—	25	—
Generations Fund	296	652	2 293	3 477	—	3 106	—
Total consolidated entities	–1 059	–277	2 413	3 848	—	3 407	—
SURPLUS (DEFICIT)(6)	–1 196	–1 200	4 915	7 910	—	5 606	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–296	–652	–2 293	–3 477	—	–3 106	—
BUDGETARY BALANCE(7)	–1 492	–1 852	2 622	4 433	—	2 500	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

According to the Québec Budget Plan – March 2019, a budgetary surplus of $2.5 billion was expected for 2018-2019.

The preliminary results at March 31, 2019 show a balance of $4.4 billion for 2018-2019, an increase of $1.9 billion from the annual forecast. This revision comes from:

  a $796-million increase in own-source revenue excluding those of government enterprises, which includes exceptional and non-recurring revenues from corporate taxes and higher revenues from personal income taxes;

  a $569-million increase in revenues from government enterprises due to the effect of colder-than-expected temperatures on Hydro-Québec’s results and the increase in the value of Investissement Québec’s venture capital investments;

  a $456-million decrease in expenditures related to the revision of estimates for certain provisions, including those for environmental liabilities and those for loans and loan guarantees granted by the government;

  lower-than-expected interest rates that result in a $103-million decrease in debt service;

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE MARCH 2019 BUDGET
(millions of dollars)
2018-2019
BUDGETARY BALANCE(7) – MARCH 2019 BUDGET	2 500
NEW INFORMATION SINCE MARCH 2019 BUDGET
Own-source revenue excluding revenue from government enterprises	796
Revenue from government enterprises	569
Program spending	456
Debt service	103
Others	9
SUBTOTAL	1 933
BUDGETARY BALANCE(7) – PRELIMINARY RESULTS AT JUNE 21, 2019	4 433

GENERAL FUND REVENUE

For March 2019, General Fund revenue reached $8.9 billion, a decrease of $158 million compared to March 2018.

  Own-source revenue reached $7.2 billion, a decrease of $285 million, or 3.8%, compared to March 2018.

  Federal transfers amounted to $1.7 billion, up $127 million compared to March 2018.

For the period from April 1, 2018 to March 31, 2019, General Fund revenue totalled $87.1 billion, an increase of $5.1 billion, or 6.2%, compared to March 31, 2018.

  Own-source revenue stood at $66.2 billion, up $4.2 billion, or 6.8%, compared to last year.

    This increase is due primarily to growth in personal income tax ($1.5 billion), corporate taxes ($1.1 billion) and consumption taxes ($609 million).

  Federal transfers amounted to $21.0 billion, up $866 million compared to March 31, 2018.

    This growth stems primarily from a $651-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		March			April to March
Revenue by source	2018	2019	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	3 183	2 935	–7.8	22 870	24 407	6.7
Contributions for health services	803	794	–1.1	7 506	7 803	4.0
Corporate taxes	1 021	1 031	1.0	6 094	7 187	17.9
Consumption taxes	1 591	1 503	–5.5	19 164	19 773	3.2
Other sources	297	197	–33.7	1 712	1 870	9.2
Total own-source revenue excluding revenue from government enterprises	6 895	6 460	–6.3	57 346	61 040	6.4
Revenue from government enterprises	617	767	24.3	4 660	5 169	10.9
Total own-source revenue	7 512	7 227	–3.8	62 006	66 209	6.8
Federal transfers
Equalization	924	978	5.8	11 081	11 732	5.9
Health transfers	405	524	29.4	6 096	6 306	3.4
Transfers for post-secondary education and other social programs	89	134	50.6	1 648	1 597	–3.1
Other programs	136	45	–66.9	1 247	1 303	4.5
Total federal transfers	1 554	1 681	8.2	20 072	20 938	4.3
TOTAL	9 066	8 908	–1.7	82 078	87 147	6.2

GENERAL FUND EXPENDITURE

For March 2019, General Fund expenditure totalled $9.8 billion, up $628 million, or 6.8%, compared to the same period the previous fiscal year.

  Program spending rose by $610 million, or 7.1%, to $9.2 billion.

  Debt service amounted to $598 million, an increase of $18 million compared to the same period the previous year.

For the period from April 1, 2018 to March 31, 2019, General Fund expenditure totalled $83.1 billion, up $3.5 billion compared to the same period the previous fiscal year.

  Program spending rose by $4.0 billion, or 5.5%, reaching $76.4 billion.

    The most significant changes were in the Health and Social Services mission ($1.6 billion), the Education and Culture mission ($1.3 billion) and the Economy and environment mission ($597 million).

  Debt service amounted to $6.7 billion, a decrease of $476 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	March				April to March
Expenditure by mission	2018	(8)	2019	Change (%)	2017-2018(8)	2018-2019	Change (%)
Program spending
Health and Social Services	3 992		4 378	9.7	36 708	38 298	4.3
Education and Culture	2 081		2 141	2.9	18 982	20 314	7.0
Economy and Environment	1 426		1 353	–5.1	5 898	6 495	10.1
Support for Individuals and Families	659		631	–4.2	6 327	6 477	2.4
Administration and Justice	465		730	57.0	4 513	4 829	7.0
Total program spending	8 623		9 233	7.1	72 428	76 413	5.5
Debt service	580		598	3.1	7 148	6 672	–6.7
TOTAL	9 203		9 831	6.8	79 576	83 085	4.4

CONSOLIDATED ENTITIES

For March 2019, the results of consolidated entities showed a deficit of $277 million. These results include:

  a deficit of $761 million for special funds;

  dedicated revenues of $652 million for the Generations Fund;

  a deficit of $66 million for non-budget-funded bodies;

  a deficit of $102 million for the health and social services and education networks.

For the period from April 1, 2018 to March 31, 2019, the results of consolidated entities showed a surplus of $3.8 billion. These results include:

  a deficit of $16 million for special funds;

  dedicated revenues of $3.5 billion for the Generations Fund;

  a surplus of $467 million for non-budget-funded bodies;

  a deficit of $80 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				March 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	1 087	652	212	400	2 748	—		5 099	–2 282		2 817
Expenditure
Expenditure	–1 741	—	–212	–400	–2 762	–102		–5 217	2 231		–2 986
Debt service	–107	—	—	—	–52	—		–159	51		–108
Subtotal	–1 848	—	–212	–400	–2 814	–102		–5 376	2 282		–3 094
SURPLUS (DEFICIT)	–761	652	—	—	–66	–102		–277	—		–277
				April 2018 to March 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	14 261	3 477	1 146	6 451	24 839	—		50 174	–27 433		22 741
Expenditure
Expenditure	–12 040	—	–1 146	–6 451	–23 826	–80		–43 543	26 476		–17 067
Debt service	–2 237	—	—	—	–546	—		–2 783	957		–1 826
Subtotal	–14 277	—	–1 146	–6 451	–24 372	–80		–46 326	27 433		–18 893
SURPLUS (DEFICIT)	–16	3 477	—	—	467	–80		3 848	—		3 848

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For March 2019, the consolidated net financial surplus stood at $112 million, an increase of $1.9 billion over last year.

For the period from April 1, 2018 to March 31, 2019, the consolidated net financial surplus stood at $7.5 billion, an increase of $3.0 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	March			April to March
	2018	2019	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	7 512	7 227	–285	62 006	66 209	4 203
Federal transfers	1 554	1 681	127	20 072	20 938	866
Total revenue	9 066	8 908	–158	82 078	87 147	5 069
Expenditure
Program spending	–8 623	–9 233	–610	–72 428	–76 413	–3 985
Debt service	–580	–598	–18	–7 148	–6 672	476
Total expenditure	–9 203	–9 831	–628	–79 576	–83 085	–3 509
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–1 158	–827	331	225	451	226
Health and social services and education networks(5)	–197	–102	95	–105	–80	25
Generations Fund	296	652	356	2 293	3 477	1 184
Total consolidated entities	–1 059	–277	782	2 413	3 848	1 435
SURPLUS (DEFICIT)(6)	–1 196	–1 200	–4	4 915	7 910	2 995
Consolidated non-budgetary surplus (requirements)	–625	1 312	1 937	–449	–437	12
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 821	112	1 933	4 466	7 473	3 007

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
					Preliminary results
	March 2019 budget(1)				at June 21, 2019
	$million	% change	(2)	Adjustements	$million	% change	(2)
Own-source revenue excluding revenue from
government enterprises
Income and property taxes
Personal income tax	23 825	4.2		582	24 407	6.7
Contributions for health services	7 746	3.2		57	7 803	4.0
Corporate taxes	6 910	13.4		277	7 187	17.9
Consumption taxes	19 989	4.3		–216	19 773	3.2
Other sources	1 774	3.6		96	1 870	9.2
Total own-source revenue excluding revenue from government enterprises	60 244	5.1		796	61 040	6.4
Revenue from government enterprises	4 600	–1.3		569	5 169	10.9
Total own-source revenue	64 844	4.6		1 365	66 209	6.8
Federal transfers	20 999	4.6		–61	20 938	4.3
TOTAL GENERAL FUND REVENUE	85 843	4.6		1 304	87 147	6.2
Program spending
Health and Social Services	–38 575	5.1		276,7	–38 298	4.3
Education and Culture	–20 384	7.4		69,5	–20 314	7.0
Economy and Environment	–6 032	2.3		–463	–6 495	10.1
Support for Individuals and Families	–6 504	2.8		26,5	–6 477	2.4
Administration and Justice(10)	–5 376	19.1		547	–4 829	7.0
Total program spending	–76 869	6.1		456	–76 413	5.5
Debt service	–6 775	–5.2		103	–6 672	–6.7
TOTAL GENERAL FUND EXPENDITURE	–83 644	5.1		559	–83 085	4.4
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	276	—		175	451	—
Health and social services and education networks(5)	25	—		–105	–80	—
Generations Fund	3 106	—		371	3 477	—
TOTAL CONSOLIDATED ENTITIES	3 407	—		441	3 848	—
SURPLUS (DEFICIT)(6)	5 606	—		2 304	7 910	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–3 106	—		–371	–3 477	—
BUDGETARY BALANCE(7)	2 500	—		1 933	4 433	—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published in the additional tables available on the March 2019 budget documents’ webpage: www.budget.finances.gouv.qc.ca/budget/2019-2020/en/index.asp. However, it takes into account some reclassifications to conform to the 2018-2019 budgetary structure.

(2)	This is the annual change compared to actual results in 2017-2018, taking into account the transition to the 2018-2019 budgetary structure.
(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Balance within the meaning of the Public Accounts.
(7)	Budgetary balance within the meaning of the Balanced Budget Act.
(8)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(9)	Consolidation adjustments include the elimination of General Fund program spending.
(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results of April and May 2019, will be published on August 30, 2019. For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382. The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.